UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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YUME, INC.
(Name of Registrant as Specified in Its Charter)

VIEX OPPORTUNITIES FUND, LP – SERIES ONE
VIEX OPPORTUNITIES FUND, LP – SERIES TWO
VIEX SPECIAL OPPORTUNITIES FUND II, LP
VIEX GP, LLC
VIEX SPECIAL OPPORTUNITIES GP II, LLC
VIEX CAPITAL ADVISORS, LLC
ERIC SINGER
ELIAS N. NADER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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VIEX Opportunities Fund, LP – Series One, together with the other participants named herein (collectively, “VIEX”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of VIEX’s slate of highly qualified director nominees to the Board of Directors of YuMe, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2016 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 11, 2016, VIEX issued the following press release, which includes the full text of a letter issued to the Company’s stockholders.

VIEX SENDS OPEN LETTER TO YUME STOCKHOLDERS

Sets the Record Straight Regarding YuMe’s Misleading Statements

Urges All Stockholders to Return VIEX’s GOLD Proxy Card to Elect Its Two Highly Qualified Nominees and Support Its Declassification Proposal

NEW YORK, NY (May 11, 2016) — VIEX Opportunities Fund, LP – Series One (“VIEX”) the largest stockholder of YuMe, Inc. (NYSE: YUME), owning approximately 15.8% of the outstanding common stock of the Company, today sent an open letter to the stockholders of YuMe in connection with its solicitation of proxies for the election of Eric Singer and Elias N. Nader to the Board of Directors of YuMe and declassification proposal at the Company’s upcoming May 27, 2016 annual meeting of stockholders.  In the letter, VIEX responds to and clarifies a number of misleading statements that YuMe has made in communications to its stockholders in what VIEX believes is an effort to distract stockholders from the Company’s prolonged underperformance and operational and governance issues.

The full text of the VIEX letter is as follows:

Vote the Gold Proxy Card Today to Elect Stockholder Representatives to the YuMe Board Who Will Advocate for Stockholder Concerns, Hold Management Accountable and Drive Positive Change

May 11, 2016

Dear Fellow YuMe Stockholder:

At the upcoming Annual Meeting of Stockholders scheduled for May 27, 2016 (the “Annual Meeting”), you will have a very important decision to make regarding the future of your investment in YuMe, Inc. (“YuMe” or the “Company”) - to align yourself with the Company’s largest stockholder, VIEX Opportunities Fund, LP – Series One, which together with its affiliates (collectively, “VIEX”), owns approximately 15.8% of the outstanding common stock of YuMe, or stick with the status quo which has resulted in:

➢	~68% decline in stock price since the Company’s IPO (8/7/13) until one day prior to VIEX’s initial Schedule 13D filing (10/6/15)

➢	~$20.1 million in cumulative losses from September 30, 2013 through December 31, 2015

➢	~40% decline in retained earnings over the same period, from approximately -$27.1 million to approximately -$47.2 million

➢
~26% increase in total compensation to YuMe’s named executive officers and the granting of nearly 2% of the Company’s stock to YuMe’s top five executives in 2015, despite the Company suffering ~$16.75 million in net losses in 2015 and 2015 being the worst year in the Company’s history!

YUME’S PERFORMANCE IS ABYSMAL – DO NOT BE MISLED BY YUME’S SKEWED DATA

YuMe’s Claims	Reality
YuMe purports to have outperformed its peers since its IPO.
àYuMe fails to disclose that most of its peers went public AFTER YuMe, such that not using each peer’s one year data skews their performance.
■ TRMR IPO: 6/27/2013
■ YUME IPO: 8/7/2013
■ FUEL IPO: 9/20/2013
■ CRTO IPO: 10/30/2013
■ RUBI IPO: 4/2/2014
■ TUBE IPO: 7/18/2014

YuMe claims its “strategy demonstrates traction.”
à  VIEX filed its initial Schedule 13D on October 7, 2015.  Another public stockholder filed its initial Schedule 13D on February 12, 2016.  Since our initial Schedule 13D filing, YuMe’s stock price has increased ~22%.  We believe the stock’s year to date performance was entirely due to stockholder involvement.

YuMe claims it has “strong support from Wall Street Analysts.”
à  We are unaware of any Wall Street analysts giving YuMe a “BUY” rating or equivalent on YuMe’s stock, proving that analysts remain skeptical.

Moreover, if you look at one of the analyst quotes cited by YuMe, you will see the analyst was merely stating the Company’s opinion and not their own.

Deutsche Bank:  “The company feels like it is on the back side of a rough patch, with the programmatic efforts scaling...”

YuMe claims it has a “demonstrated record of action and shareholder engagement”
àIn 2Q15 and 3Q15, GAAP operating expense increased $1.1 million year over year and $0.5 million year or year, respectively.  On September 16, 2015, November 17, 2015 and December 9, 2015, VIEX had meetings with CEO Jayant Kadambi and Daniel Springer, the Company’s lead independent director. At these meetings, VIEX emphasized the need for YuMe to articulate a strategy generate positive earnings per share, cut operating expenses and better allocate its capital.  On October 7, 2015, November 5, 2015 and December 30, 2015, VIEX publicly demanded more disciplined management of operating expenses.  Under heavy pressure, YuMe cut GAAP operating expenses by 9% year over year in 4Q15.

àOn August 10, 2015, the Company reported disastrous performance and the stock traded down 47% to $2.45.  On October 7, 2015, VIEX publicly called for a self tender to capitalize on the Company’s depressed stock price and reduce the Company’s overcapitalized balance sheet; which was echoed publicly by other stockholders.  More than FOUR months later, the Company reacted and instituted a $10 million stock repurchase program, but by then, YuMe’s stock price had appreciated over 28% to $3.15.

à  In their preliminary proxy statement filings on March 25, 2016 and April 1, 2016, the YuMe Board recommended “AGAINST” our declassification proposal.  Only when pressured by stockholders did the YuMe Board find governance ‘religion’ and saw fit to recommend “FOR” our declassification proposal in their definitive proxy statement.

à If YuMe is open to stockholder input, we must also ask:

•  Why are there currently three distinct groups of investors publicly calling for change? If the Company professes to listen to stockholders, why would three separate investor groups need to publicly voice their concerns?

•  Why are we currently engaged in this proxy contest when VIEX has received the public support from the Company’s second largest stockholder, owning approximately 10.5% of the outstanding common stock, constituting ~26% of the Company’s outstanding stock?

We need a Board that feels a sense of urgency to act to address the significant challenges facing the Company, NOT a Board that takes action only when challenged with a proxy fight.

SETTLEMENT DISCUSSIONS FAILED BECAUSE YUME WOULD NOT CONSIDER ADDING ITS ~16% STOCKHOLDER TO THE BOARD – STOCKHOLDERS MUST ASK WHY?

To set the record straight, VIEX attempted to engage with management and the Board for over 6 months, both publicly and privately before nominating directors for election at the meeting.  YuMe was unwilling to consider the addition of Eric Singer, VIEX’s founder and managing member, as part of any settlement offer.  What does this Board have to hide that it is so opposed to the addition of a single Board seat for its largest stockholder?

DESPITE YUME’S DISTORTIONS, VIEX’S GOAL IS LONG TERM PROFITABILITY – NOT SHORT-TERM GAINS

VIEX believes the Company remains overcapitalized, a sentiment shared publicly but another large stockholder on April 29, 2016.  VIEX continues to believe that the Company remains undervalued due in part by the Company’s sizeable cash balance.  A large scale dividend could prove accretive on a long term basis as the market is not attributing value for cash YuMe does not need.

VIEX’s nominees have a plan that we strongly believe will lead to long term profitability at YuMe.  In addition to delivering much needed accountability to stockholders, our nominees will work to:

✓	Reduce YuMe’s cost structure
✓	Delineate the core profitability of its U.S. operations
✓	Outline a path to profitability in international operations
✓	Implement stringent metrics to ensure that operating expenses conform to realistic revenue opportunities
✓	Evaluate opportunities to immediately increase stockholder value with the Company’s overcapitalized balance sheet
✓	Improve transparency in compensation and align the interests of stockholders and management
✓	Improve corporate governance by making YuMe more accountable to its stockholders

OUR NOMINEES WILL DRIVE POSITIVE CHANGE AT YUME

Elias N. Nader (Age 50)
❖ Truly independent director
❖ Significant Public Company CFO/Controller Experience – currently CFO of Sigma Designs
❖ Experienced with Segment Reporting, Performance Tracking and Financial Forecasting
❖ Extensive Global Restructuring Experience – including in EMEA and Asia
❖ Understands Capital Allocation and Cost Cutting
•  Cut $44 million of costs over a year at Sigma Designs
•  At Dionex, centralized the accounting & finance teams in Europe to one location in Idstein, Germany.  In Asia, centralized the accounting and finance teams in Singapore; saving the company ~$6M in yearly operating expenses.
•  At Dionex, was the Project Manager for ORACLE R12 implementation.  Used inside and outside resources to accomplish this project in a year saving $3.3M in costs.

Eric Singer (Age 42)
❖ Largest stockholder – Interests are directly aligned with all stockholders
❖ Understands Stockholder Accountability
❖ Understands Capital Allocation
❖ Experienced with Optimizing Service Provider Relationships
❖ Experienced with Tracking Performance of Business Segments and Setting ROI Targets
❖ Significant Public Company Board Experience
•  Current Director IEC Electronics - joined Board in February 2015 as part of a group that replaced entire Board of long underperforming contract manufacturer. Within 90 days, stabilized Company’s operating performance and restored profitability.
•  Former Director PLX Technologies - stock price increased from an unaffected price of $4.53 before initial 13D filing to $6.50 sale price in August 2014.
•  Former Chairman of the Board of Sigma Designs - within six months on the Board, returned SIGM to profitability after five straight quarters of massive operating losses.
•  Former Director Zilog, Inc. - within one year on Board, returned Company to positive EBITDA despite effects of 2008 recession and market turbulence.

THE COMPANY’S TWO NOMINEES HAVE OVERSEEN DISASTROUS PERFORMANCE AS DIRECTORS OF OTHER PUBLIC COMPANIES

The Company has attacked our highly-qualified nominees who possess the qualities and skills and alignment with all stockholders we think YuMe needs to restore profitability.  We think YuMe stockholders should be aware of the performance of the Company’s nominees as directors of other public corporations.

●	Since Craig Forman joined the board of directors of The McClatchy Company in July 2013, the stock is down ò 63% as of April 22, 2016.

●	Since Craig Forman joined the board of directors of Digital Turbine, Inc. in March 2015 the stock is down ò 75% as of April 22, 2016.
●	Since Craig Forman joined the board of directors of YuMe in July 2015, the stock was down ò 38% until we filed our initial Schedule 13D.
●	Since Derek Harrar joined the board of directors of Brightcove Inc. in January 2014 the stock is down ò 46% as of April 22, 2016.

In addition, we note that Craig Forman was a member of YuMe’s compensation committee that increased compensation to the Company’s named executive officers in 2015 despite 2015 being the worst year in the Company’s history.

Protect your investment in YuMe and vote the GOLD proxy card to support stockholder interests in the boardroom.

We strongly encourage you to vote “FOR” our highly qualified director nominees and “FOR” our declassification proposal on the enclosed GOLD proxy card today.  We urge you to vote today by telephone, by internet, or by signing and dating the enclosed GOLD proxy card and returning it in the postage-paid envelope provided.

If you have sent back the white card, you can still change your vote using the enclosed GOLD Proxy Card.

Questions?

MORROW & CO., LLC
470 West Avenue
Stamford, CT 06902
Call Toll Free: (800) 662-5200
Call Direct:  (203) 658-9400
Email:  VIEX@morrowco.com